FOR IMMEDIATE RELEASE    FOR FURTHER INFORMATION CONTACT:
---------------------    --------------------------------
February 3, 2004         Gary N. Pelehaty, President and Chief Executive Officer
                         (609) 298-0723

                            FARNSWORTH BANCORP, INC.
           Announces Earnings For the Quarter Ended December 31, 2003

         Bordentown, New Jersey -- February 3, 2004 - Farnsworth Bancorp, Inc. (OTC Bulletin Board FNSW), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced that for the quarter ended December 31, 2003, it had net income of $109,500 or $.25 per diluted share, as compared to net income of $147,696 or $.36 per diluted share, for the quarter ended December 31, 2002. Gary N. Pelehaty, President and Chief Executive Officer of the Company, attributed the decrease in earnings during the quarter to increased noninterest expense resulting from the opening of a new branch office located in Marlton, New Jersey, in January 2003.

         Total assets of the Company were $92.2 million at December 31, 2003 as compared to $91.8 million at September 30, 2003. Stockholders' equity was $6.6 million or $15.22 per share at December 31, 2003, as compared to $6.6 million or $15.16 per share at September 30, 2003.

         Peoples Savings Bank is a federally chartered stock savings bank that conducts its business from its main office in Bordentown, New Jersey and three branch offices located in Florence, Marlton and Mt. Laurel, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Farnsworth Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.